Exhibit 10.2

PREFERRED PROVIDER AGREEMENT dated as of October 16, 2006 entered into between Hughes Network Systems, LLC (“HNS”) and Mobile Satellite Ventures LP (“MSV LP”).

RECITALS

WHEREAS, HNS is in the business of providing certain services and equipment to satellite communications and telecommunications businesses; and

WHEREAS, MSV LP expects to utilize such services in connection with its development and deployment of a next generation integrated satellite network with an ancillary terrestrial component.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of ten dollars paid by each party to the others, and certain agreements among the parent companies of HNS on the one hand and MSV LP, on the other, and other good and valuable consideration, mutually given and received, the parties agree as follows:

SECTION 1

1.1. Effective as of the date set forth above, MSV LP hereby grant preferred provider status to HNS for any i) services relating to systems engineering, development and manufacturing of the satellite radio access network (RAN), ii) provision of backhaul data service for providing connectivity to the terrestrial RAN, iii) development and manufacture of chipsets implementing the satellite and terrestrial air interface to be used in the MSV LP terminals and iv) the development and manufacture of fixed customer premise equipment which may be required by MSV LP (the “Subject Services”), to the extent Hughes offers commercially competitive terms and conditions for the Subject Services as set forth in Section 2 of this Preferred Provider Agreement.

1.2. For greater certainty, the Subject Services do not include any telemetry, tracking and control services or any satellite procurement services, including without limitation, construction monitoring services.

SECTION 2

2.1 From and after Closing, MSV LP will offer Hughes the opportunity to submit proposals for the Subject Services as such Subject Services are to be procured. In the case of each such opportunity, MSV LP will grant the contract for such Subject Services to Hughes to the extent the terms and conditions offered by Hughes are, taken as a whole, not materially less favorable to MSV LP as those that could be obtained from another qualified entity or person.

2.3	The obligations of MSV LP hereunder shall terminate on the date of the five (5) year anniversary of this Agreement.

2.4 This Agreement shall be governed by and construed in accordance with the laws of, the State of New York, without regard to its principles of conflicts of law that would give effect to the application of the law of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case having jurisdiction over the County of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such courts unless such courts shall have declined to exercise jurisdiction), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case having jurisdiction over the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient or improper forum.

2.5 To facilitate execution, this Preferred Provider Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Preferred Provider Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

2.6 This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, except that no party may assign its rights and obligations under this Agreement to any person without the prior written consent of the other parties.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AS OF THE DATE AND YEAR FIRST-ABOVE WRITTEN

HUGHES NETWORK SYSTEMS, LLC		MOBILE SATELLITE VENTURES LP, by its General Partner, MOBILE SATELLITE VENTURES GP INC.

By:	/s/ Dean Manson	By:	/s/ Randy Segal
Name:	Dean Manson	Name:	Randy Segal
Title:	Vice President and General	Title:	Senior Vice President and General
	Counsel		Counsel

2